EXHIBIT 99.1

TPT Global Tech Form S-1 Post-Effective Amendment Filing Activates $3 Million Standby Equity Commitment from MACRAB, LLC Immediately

Topic: Company Update

Friday, 25 October 2024 01:50 PM

Will Help Pave the Way for Launch of VuMe Super App

SAN DIEGO, CA / ACCESSWIRE / October 25, 2024 / TPT Global Tech, Inc. (OTC PINK:TPTW), a leader in innovative technology and telecommunications solutions, is pleased to announce that the Form S-1 Post-Effective Amendment related to the company's $3,000,000 standby equity commitment from MacRab LLC ("MacRab"). With this amendment effective, TPT Global Tech can now access the new capital, helping the company to move forward with its strategic initiatives, including the upcoming launch of its VuMe Super app.

The standby equity commitment provides TPT with immediate access to capital to accelerate the final development phase and rollout of VuMe, the company's groundbreaking Super app designed to integrate communication, entertainment, social media, e-commerce, and financial services into a single, comprehensive platform.

Stephen Thomas, CEO of TPT, explained the process and its significance: "The Form S-1 Post-Effective Amendment becoming effective was an essential step to ensure full financial transparency in our filings. We now have additional access to capital, which will help drive the launch of the VuMe Super App. This financing will also help us reduce corporate debt and strengthen our balance sheet as we continue towards our goal of uplisting to a Major US Stock Exchange."

About TPT Global Tech

TPT Global Tech, Inc. is a technology holding company based in San Diego, California. It was formed as the successor of two U.S. corporations, Ally Pharma US and TPT Global, Inc. The Company operates in various sectors including media, telecommunications, Smart City Real Estate Development, and the launch of the first super App, VuMe Live technology platform.

As a media content delivery hub, TPT Global Tech utilizes its own proprietary global digital media TV and telecommunications infrastructure platform. They offer software as a service (SaaS), technology platform as a service (PAAS), and cloud-based unified communication as a service (UCaaS) solutions to businesses worldwide. Their UCaaS services enable businesses of all sizes to access the latest voice, data, media, and collaboration features.

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Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

For more information about TPT Global Tech and its subsidiaries, please visit www.tptglobaltech.com.

For media or Investment inquiries, please contact: Rick@tptglobaltech.com

SOURCE: TPT Global Tech, Inc

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